EXHIBIT 3.5

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
WIZARDS-PATRIOTS HOLDINGS, INC.

     Wizards-Patriots Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

     FIRST:     That the Certificate of Incorporation of the Corporation is hereby amended by replacing in its entirety the Article thereof numbered FIRST with the following:

FIRST:     The name of the corporation is USA Mobility, Inc.

     SECOND:     That the aforesaid amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed this 13th day of July, 2004.

WIZARDS-PATRIOTS HOLDINGS, INC.
By:	/s/ Vincent D. Kelly
	Name:	Vincent D. Kelly
	Title:	President, Chief Executive Officer and Sole Director